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                                                                   Exhibit 12.10


                        LOEWEN GROUP INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (U.S. GAAP)

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
                                          Three Months Ended
                                               March 31,                              Year Ended December 31,
                                          ------------------     -------------------------------------------------------------
                                            1997        1996         1996         1995         1994        1993         1992
                                          --------    --------     --------     --------     --------    --------     --------
Earnings (loss) before income
  taxes . . . . . . . . . . . . . . . . .    3,813      11,269        7,519     (194,536)      18,286      21,309       15,369
                                          --------    --------     --------     --------     --------    --------     --------
Fixed charges included in
  earnings (loss) before income
  taxes:
    Interest on long-term debt. . . . . .   27,793      15,455       76,825       39,325       26,429      18,478       17,712
    Amortization of deferred
      finance costs . . . . . . . . . . .    1,504         241        3,672        1,253          842         480          436
    Dividends on preferred
      securities of subsidiary. . . . . .    1,772       1,772        7,088        7,088        2,678          --           --
                                          --------    --------     --------     --------     --------    --------     --------
                                            31,069      17,468       87,584       47,666       29,950      18,958       18,148
                                          --------    --------     --------     --------     --------    --------     --------
Earnings (loss) . . . . . . . . . . . . .   34,882      28,737       95,103     (146,870)      48,236      40,267       33,517
                                          --------    --------     --------     --------     --------    --------     --------
                                          --------    --------     --------     --------     --------    --------     --------
Fixed charges:
    Fixed charges included in
      earnings (loss) before
      income taxes. . . . . . . . . . . .   31,069      17,468       87,584       47,666       29,950      18,958       18,148
    Capitalized interest. . . . . . . . .      469         547        1,958        2,599          496          99           --
                                          --------    --------     --------     --------     --------    --------     --------
Total fixed charges . . . . . . . . . . .   31,538      18,015       89,542       50,265       30,446      19,057       18,148
                                          --------    --------     --------     --------     --------    --------     --------
                                          --------    --------     --------     --------     --------    --------     --------
Ratio of earnings to fixed charges. . . .      1.1         1.6          1.1           --          1.6         2.1          1.8
                                          --------    --------     --------     --------     --------    --------     --------
                                          --------    --------     --------     --------     --------    --------     --------
Interest and financing fees paid
  to affiliates, net. . . . . . . . . . .   19,826      12,136       71,313       38,885       36,462      19,422       10,184
                                          --------    --------     --------     --------     --------    --------     --------
                                          --------    --------     --------     --------     --------    --------     --------
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